Exhibit 99.1

Primerica Announces Repurchase of Shares Held By Citigroup Inc.

DULUTH, Ga.--(BUSINESS WIRE)--November 1, 2011--Primerica, Inc. (NYSE:PRI) today announced that it had entered into an agreement to repurchase 8,920,606 shares of Primerica common stock beneficially owned by an affiliate of Citigroup Inc. at a purchase price of $22.42 per share. The purchase price was determined based on the volume weighted average price of the shares of Primerica common stock since October 24, 2011. The repurchase transaction is expected to be completed on November 15, 2011. Following the repurchase transaction, Citi will own approximately 12.5% of Primerica’s outstanding common stock and, in connection with the repurchase transaction, Citi has agreed to a 30-day lockup of its remaining shares (subject to certain limited exceptions).

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; conflicts of interests due to Citi's and Warburg Pincus' significant interests in us; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America. Primerica representatives assist clients in meeting their needs for term life insurance, mutual funds and other financial products. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing its financial products. Primerica insures approximately 4.3 million lives and more than 2 million clients maintain investment accounts with the company.

CONTACT:
Primerica, Inc.
Press:
Mark Supic, 770-564-6329
or
Investors:
Kathryn Kieser, 770-564-7757